Exhibit (a)(1)(ii)

THE OFFER TO PURCHASE

FRANKLIN LEXINGTON PRIVATE MARKETS FUND (THE “FUND”)

DATED AUGUST 14, 2026

OFFER TO PURCHASE FOR CASH SHARES OF BENEFICIAL INTEREST

REPRESENTING UP TO $106.7 MILLION IN AGGREGATE NET ASSET VALUE,

AT NET ASSET VALUE PER SHARE FOR EACH CLASS OF SHARES OF BENEFICIAL INTEREST

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 PM NEW YORK CITY TIME

ON SEPTEMBER 14, 2026, UNLESS THE OFFER IS EXTENDED

THE OFFER TO PURCHASE AND THE ACCOMPANYING REPURCHASE REQUEST FORM (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”) IS BEING MADE TO ALL SHAREHOLDERS AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE REPURCHASE REQUEST FORM.

NONE OF THE FUND, ITS BOARD OF TRUSTEES, FRANKLIN TEMPLETON FUND ADVISER, LLC, THE FUND’S INVESTMENT MANAGER, OR LEXINGTON ADVISORS LLC OR FRANKLIN ADVISERS, INC., THE FUND’S SUBADVISERS, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE REPURCHASE REQUEST FORM, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 6 OF THIS OFFER TO PURCHASE.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

BECAUSE THIS OFFER IS LIMITED AS TO THE AGGREGATE NET ASSET VALUE OF SHARES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR PURCHASE BY SHAREHOLDERS MAY BE ACCEPTED FOR PURCHASE BY THE FUND. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS SEEK TO TENDER A SIGNIFICANT NUMBER OF SHARES OR WHEN A LARGE NUMBER OF INVESTORS TENDER SIMULTANEOUSLY.

IMPORTANT

Any common shareholder of the Fund (“Shareholder”) desiring to tender any portion of his or her Shares to the Fund should contact their financial professional who may require you to complete and sign the Repurchase Request Form in accordance with the instructions in the Repurchase Request Form, and mail or deliver the Repurchase Request Form for the tendered Shares, signature guarantees, and any other required documents to Ultimus Fund Solutions, LLC (the “Depositary”). The Fund reserves the absolute right to reject Shares determined not to be tendered in appropriate form.

Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Repurchase Request Form may be directed to Ultimus Fund Solutions, LLC (the “Information Agent”) in the manner set forth on the last page of this Offer to Purchase.

If you do not wish to tender your Shares, you need not take any action.

August 14, 2026

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this tender offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of this Offer, you should read carefully this entire Offer to Purchase and the related Repurchase Request Form.

What is the tender offer?

The Board of Trustees of Franklin Lexington Private Markets Fund (the “Fund”) has authorized a tender offer to purchase for cash outstanding shares of beneficial interest of the Fund (the “Shares”), representing up to 5.0% of the Fund’s aggregate net asset value as of June 30, 2026, at a price per Share equal to the net asset value per Share of each class of Shares as of the close of the customary trading session (normally 4:00 p.m. New York City time) on the New York Stock Exchange (“NYSE”) on September 30, 2026 (or if the Offer is extended, on the date to which the Offer is extended) (in each case, the “Valuation Date”), upon specified terms and subject to conditions as set forth in the tender offer documents. Shares are not traded on any established trading market. The Fund reserves the right to purchase additional outstanding Shares representing up to 2.0% of the Fund’s aggregate net asset value without amending or extending the Offer.

When will the tender offer expire, and may the offer be extended?

The tender offer will expire at 4:00 p.m., New York City time, on September 14, 2026 unless extended (in each case, the “Termination Date”). The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 1 of the Offer to Purchase.

What is the net asset value per Share as of a recent date?

As of June 30, 2026, the net asset value was $32.13, $32.45, $32.53 and $32.32 per Class S Share, Class D Share, Class I Share and Class M Share, respectively. As of June 30, 2026, there were approximately 22,877,158, 2,138,772.666, 19,825,695.359 and 21,203,775.235 Class S Shares, Class D Shares, Class I Shares and Class M Shares, respectively, issued and outstanding, and the Fund’s aggregate net asset value was $2,134,725,855. During the pendency of the tender offer, current net asset value quotations for each class of Shares can be obtained from the Information Agent by calling toll free at (833) 455-9817 between 8:30 a.m. and 6:00 p.m., New York City time, Monday through Friday. You may also call the Fund’s toll free number at (888) 777-0102.

Will the net asset value be higher or lower on the date that the price to be paid for tendered Shares is to be determined?

No one can accurately predict the net asset value at a future date, but you should realize that the net asset value on the date the purchase price for tendered Shares is to be determined may be higher or lower than the net asset value on June 30, 2026.

How do I tender my Shares?

You should obtain the tender offer materials, including this Offer to Purchase and the related Repurchase Request Form, read them, and if you should decide to tender, contact your financial professional who may require you to complete a Repurchase Request Form and submit any other documents required by the Repurchase Request Form. If your Shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such firm’s financial professional to effect the tender for you. Note that certain firms may direct you to their mobile application to tender shares. These materials must be received by the Depositary in proper form before 4:00 p.m., New York City time, on the Termination Date (unless the tender offer has been extended by the Fund, in which case the new deadline will be as stated in such notification of the extension). See Section 3 of the Offer to Purchase.

Is there any cost to me to tender?

No commission will be payable to the Fund in connection with the Offer, however, a 2.00% early repurchase fee will be charged by the Fund with respect to any repurchase of Shares from a Shareholder at any time prior to the day immediately preceding the one-year anniversary of the Shareholder’s original purchase of the Shares.

May I withdraw my Shares after I have tendered them and, if so, by when?

Yes, you may withdraw your Shares at any time prior to 4:00 p.m., New York City time on the Termination Date (or if the Offer is extended, at any time prior to 4:00 p.m., New York City time, on the new expiration date). Withdrawn Shares may be re-tendered by following the tender procedures before the Offer expires (including any extension period). See Section 4 of this Offer to Purchase.

How do I withdraw previously tendered Shares?

A notice of withdrawal of tendered Shares must be timely received by the Depositary, and must specify the name of the Shareholder who tendered the Shares and the number of Shares being withdrawn (which must be all of the Shares tendered). See Section 4 of the Offer to Purchase.

May I place any condition on my tender of Shares?

No.

Is there a limit on the number of Shares I may tender?

No. However, only outstanding shares representing 5.0% of the Fund’s aggregate net asset value will be accepted for purchase. See Section 1 of this Offer to Purchase. Additionally, a Shareholder tendering for repurchase less than all of such Shareholder’s Shares is required to maintain a minimum account balance of $10,000 in the Fund after the repurchase is affected. The minimum account balance requirement may be waived by the Fund, in its sole and absolute discretion. The Fund reserves the right to reduce the amount to be repurchased from a Shareholder so that the required minimum account balance is maintained. The Fund may also repurchase all of such Shareholder’s Shares in the Fund.

What if Shares representing in excess of $106,736,293 in aggregate net asset value are tendered (and not timely withdrawn)?

The Fund will purchase duly tendered Shares from tendering Shareholders pursuant to the terms and conditions of the Offer by first purchasing shares tendered by any shareholders who own, beneficially or of record, an aggregate amount of 99 shares or less (an “odd lot”) and tender all of their shares. The Fund will then purchase any remaining shares that have been duly tendered on a pro rata basis (disregarding fractions) in accordance with the number of Shares tendered by each Shareholder (and not timely withdrawn), unless the Fund determines not to purchase any Shares in the event that the conditions described in Section 12 of this Offer to Purchase are not met. The Fund’s present intention, if the Offer is oversubscribed, is not to purchase Shares representing in excess of $106,736,293 in aggregate net asset value, although the Fund reserves the right to purchase additional outstanding Shares representing up to 2.0% of the Fund’s aggregate net asset value without amending or extending the Offer. See Section 1 of this Offer to Purchase.

Must I tender all of my Shares for repurchase?

No. You may tender for repurchase all or part of the Shares you own, subject to the Fund’s minimum account balance requirement discussed above.

Does the Fund have the financial resources to make payment?

Yes. The Fund expects to fund the repurchase of Shares in the Offer through cash on hand, borrowings under its credit facility and/or sales of securities in the Fund’s investment portfolio. See Section 5 of this Offer to Purchase.

Will there be additional opportunities to tender my Shares?

As disclosed in the Fund’s Prospectus, dated August 1, 2026 (the “Prospectus”), in recognition that a secondary market for the Fund’s Shares likely will not exist, Franklin Templeton Fund Adviser, LLC, the Fund’s Investment Manager (the “Investment Manager”), expect that generally it will, but is not required to, recommend to the Board of Trustees that the Fund repurchase outstanding shares representing up to 5% of the Fund’s aggregate net asset value from Shareholders on a quarterly basis. The Fund anticipates that each such repurchase offer will generally be limited to 5.0% of the net assets of the Fund, subject to modification in the absolute discretion of the Board of Trustees. The Fund reserves the right to purchase additional outstanding Shares representing up to 2.0% of the Fund’s aggregate net asset value without amending or extending the Offer.

Is my sale of Shares in the tender offer a taxable transaction for U.S. federal income tax purposes?

For most Shareholders, yes. The sale of Shares pursuant to the tender offer by U.S. Shareholders (as defined in Section 7), other than those that are tax-exempt, will be a taxable transaction for U.S. federal income tax purposes, either as a sale or exchange, or, under certain circumstances, as a dividend. The Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to Non-U.S. Shareholders (as defined in Section 7) unless the Depositary determines that such Non-U.S. Shareholder is eligible for a reduced rate of withholding pursuant to a treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Shareholder). See Section 7 of the Offer to Purchase for a more detailed discussion of certain U.S. federal income tax consequences. U.S. Shareholders and Non-U.S. Shareholders are advised to consult their own tax advisors.

Is the Fund required to complete the tender offer and purchase all Shares tendered up to the maximum of Shares representing $106,736,293 in aggregate net asset value as of June 30, 2026?

The Fund has the right to cancel, amend or postpone the Offer at any time before 4:00 pm, New York City time, on the Termination Date. In addition, there are certain circumstances in which the Fund will not be required to purchase any Shares tendered as described in Section 12 of this Offer to Purchase.

Is there any reason Shares tendered will not be accepted?

In addition to those circumstances described in Section 12 of the Offer to Purchase in which the Fund is not required to accept tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

How will tendered Shares be accepted for payment?

Properly tendered Shares, up to the number tendered for, will be accepted for payment by a determination of the Fund followed by notice of acceptance to the Depositary, which thereafter will make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 2 of this Offer to Purchase.

If Shares I tender are accepted by the Fund, when will payment be made?

The Fund will provide payment to each Shareholder whose Shares have been accepted for repurchase an amount equal to at least 95% of the value of the repurchased Shares, determined as of the Valuation Date in the manner specified above, within 65 days of the Termination Date. The Fund may hold back a portion of the amount due to all tendering Shareholders, which shall not exceed 5% of the total amount due to all tendering Shareholders. If there is such a holdback, the second and final payment for the balance due shall be paid no later than five business days after the filing of the annual audit of the Fund’s financial statements for the fiscal year in which the applicable repurchase is effected, with such balance being subject to adjustment as a result of the Fund’s annual audit or as a result of any other corrections to the Fund’s net asset value as of the Valuation Date for the repurchase.

What action need I take if I decide not to tender my Shares?

None.

Does management encourage Shareholders to participate in the tender offer, and will management participate in the tender offer?

None of the Fund, its Board of Trustees, the Investment Manager, Lexington Advisors LLC or Franklin Advisers, Inc. (together with Lexington Advisors LLC, the “Subadvisers”) makes any recommendation to tender or not to tender Shares in the tender offer. The Fund has been advised that no trustee or officer of the Fund intends to tender Shares. See Section 6 of this Offer to Purchase.

How do I obtain additional information?

Questions and requests for assistance should be directed to the Information Agent for the tender offer, toll free at (833) 455-9817. Requests for additional copies of the Offer to Purchase, the Repurchase Request Form and all other tender offer documents should also be directed to the Information Agent for the tender offer.

TO THE SHAREHOLDERS OF SHARES OF BENEFICIAL INTEREST OF

FRANKLIN LEXINGTON PRIVATE MARKETS FUND

INTRODUCTION

Franklin Lexington Private Markets Fund, a Delaware statutory trust (the “Fund”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company, hereby offers to purchase for cash outstanding shares of beneficial interest of the Fund (the “Shares”), representing up to 5.0% of the Fund’s aggregate net asset value as of June 30, 2026 ($106,736,293) (the “Offer Amount”), at a price per share equal to the net asset value in U.S. Dollars (“NAV”) per Share of each class of Shares as of the close of the customary trading session (normally 4:00 p.m. New York City time) on the New York Stock Exchange (“NYSE”) on September 30, 2026, or if the offer is extended, on the date to which the offer is extended (the “Valuation Date”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Repurchase Request Form (which together constitute the “Offer”).

The depositary for the Offer is Ultimus Fund Solutions, LLC (the “Depositary”). The Fund has provided materials for the Offer to record holders on or about August 14, 2026. In accordance with the rules promulgated by the Securities and Exchange Commission (“SEC”), the Fund may accept for purchase additional outstanding Shares representing up to 2.0% of the Fund’s aggregate net asset value without amending or extending the Offer.

THIS OFFER IS BEING EXTENDED TO ALL SHAREHOLDERS OF THE FUND AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE REPURCHASE REQUEST FORM. SEE SECTION 12 OF THIS OFFER TO PURCHASE.

NONE OF THE FUND, ITS BOARD OF TRUSTEES, THE INVESTMENT MANAGER OR THE SUBADVISERS MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE REPURCHASE REQUEST FORM, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 6 OF THIS OFFER TO PURCHASE.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

BECAUSE THIS OFFER IS LIMITED AS TO THE AGGREGATE NET ASSET VALUE OF SHARES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR PURCHASE BY SHAREHOLDERS MAY BE ACCEPTED FOR PURCHASE BY THE FUND. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS SEEK TO TENDER A SIGNIFICANT NUMBER OF SHARES OR WHEN A LARGE NUMBER OF INVESTORS TENDER SIMULTANEOUSLY.

As of June 30, 2026, the net asset value was $32.13, $32.45, $32.53 and $32.32 per Class S Share, Class D Share, Class I Share and Class M Share, respectively. As of June 30, 2026, there were approximately 22,877,158, 2,138,772.666, 19,825,695.359 and 21,203,775.235 Class S Shares, Class D Shares, Class I Shares and Class M Shares, respectively, issued and outstanding, and the Fund’s aggregate net asset value was $2,134,725,855. Shareholders may contact Ultimus Fund Solutions, LLC, the Fund’s Information Agent, toll free at (833) 455-9817 or contact the Fund directly at its toll free number, (888) 777-0102, to obtain the estimated current NAV for each class of Shares.

Any Shares acquired by the Fund pursuant to the Offer will be retired automatically and will have the status of unissued shares. Tendering Shareholders may be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of Shares by the Fund. Shareholders may also be subject to other transaction costs, as described in Section 1.

1. Terms of the Offer; Termination Date. Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, outstanding Shares representing up to 5.0% of the Fund’s aggregate net asset value as of June 30, 2026 ($106,736,293) validly tendered on or prior to 4:00 p.m., New York City time, on September 14, 2026, or such later date to which the Offer is extended (the “Termination Date”) and not withdrawn as permitted by Section 4. In accordance with the rules promulgated by the SEC, the Fund may accept for purchase additional outstanding Shares representing up to 2.0% of the Fund’s aggregate net asset value without amending or extending the Offer.

If the number of Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. If more than the Offer Amount of the Fund’s Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Shares in the event that the conditions described in Section 12 of this Offer to Purchase are not met, the Fund will purchase Shares from tendering Shareholders in accordance with the terms and conditions specified in the Offer, by first purchasing shares tendered by any shareholders who own, beneficially or of record, an aggregate amount of 99 shares or less (an “odd lot”) and tender all of their shares. The Fund will then purchase any remaining shares that have been duly tendered on a pro rata basis (disregarding fractions) in accordance with the number of Shares duly tendered by or on behalf of each Shareholder (and not so withdrawn). Except as described herein, withdrawal rights expire on the Termination Date. The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than the Offer Amount having been tendered.

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such notification will be provided no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During the extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw his or her Shares.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer in accordance with the terms as set forth in the Prospectus and Section 2 below. Any extension, delay or termination will be followed as promptly as practicable by notification thereof, such notification, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date.

2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer, the Fund will provide payment to each Shareholder whose Shares have been accepted for repurchase an amount equal to at least 95% of the value of the repurchased Shares, determined as of the Valuation Date in the manner specified above, within 65 days of the Termination Date. The Fund may hold back a portion of the amount due to all tendering Shareholders, which shall not exceed 5% of the total amount due to all tendering Shareholders. If there is such a holdback, the second and final payment for the balance due shall be paid no later than five business days after the filing of the annual audit of the Fund’s financial statements for the fiscal year in which the applicable repurchase is effected, with such balance being subject to adjustment as a result of the Fund’s annual audit or as a result of any other corrections to the Fund’s net asset value as of the Valuation Date for the repurchase, except in circumstances described below. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Repurchase Request Form (or facsimile thereof), and any other documents required by the Repurchase Request Form. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part with any applicable law.

If the Fund’s portfolio does not provide adequate liquidity to fund the Offer, the Fund may extend the last day of any tender offer or, under certain circumstances, choose to pay tendering Shareholders with a promissory note, payment on which may be made in cash up to 30 days after the Termination Date (as extended). The promissory note will be non-interest bearing, non-transferable and non-negotiable. With respect to the Shares tendered, the owner of a promissory note will no longer be Shareholder of the Fund and will not have the rights of a Shareholder, including without limitation voting rights. The promissory note may be prepaid, without premium, penalty or notice, at any time.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Shareholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Shareholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

In the event of proration, the Fund will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Termination Date. However, the Fund expects that it will not be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until at least three business days after the Termination Date.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, such unpurchased Shares will be returned, without expense to the tendering Shareholder, as soon as practicable following expiration or termination of the Offer.

If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn, unless and except to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase.

The purchase price of the Shares will equal NAV per Share for each class of Common Share as of the close of the customary trading session (normally 4:00 p.m. New York City time) on the NYSE on the Valuation Date, or such later date to which the Offer is extended. Tendering Shareholders may be required to pay brokerage commissions or fees. Under certain circumstances Repurchase Request Form, Shareholders may be subject to transfer taxes on the purchase of Shares by the Fund. A 2.00% early repurchase fee will be charged by the Fund with respect to any repurchase of Shares from a Shareholder at any time prior to the day immediately preceding the one-year anniversary of the Shareholder’s purchase of the Shares.

The Fund normally calculates the NAV of its Shares as of the close of regular trading of the NYSE on the last business day of each month and in connection with the Offer, on each date that Shares are to be repurchased. As of June 30, 2026, the net asset value was $32.13, $32.45, $32.53 and $32.32 per Class S Share, Class D Share, Class I Share and Class M Share, respectively. The NAV of each class of the Fund’s Shares will be available daily until the Termination Date, by calling the Fund’s Information Agent, toll free at (833) 455-9817 or through the Fund’s toll free number at (888) 777-0102.

The determination of the value of Shares as of the Valuation Date is subject to adjustment based upon the results of the annual audit of the financial statements of the Fund for the fiscal year in which such Valuation Date occurred. If, based upon the results of the annual audit of the financial statements of the Fund for the fiscal year in which the Valuation Date of such repurchase occurred, it is determined that the value at which the Shares were repurchased was incorrect, the Fund shall decrease such Shareholder’s account balance by the amount of any overpayment and redeem for no additional consideration a number of Shares having a value equal to such amount, or increase such Shareholder’s account balance by the amount of any underpayment and issue for no additional consideration a number of Shares having an aggregate value equal to such amount, as applicable, in each case as promptly as practicable following the completion of such audits.

3. Procedure for Tendering Shares. For a Shareholder to validly tender Shares pursuant to the Offer, if required by your financial professional, a properly completed and duly executed Repurchase Request Form, together with any required signature guarantees, and any other documents required by the Repurchase Request Form, must be transmitted to and received by the Depositary at one of its addresses set forth on the Repurchase Request Form. If your Shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the firm’s financial professional to effect the tender for you. Note that certain firms may direct you to their mobile application to tender shares.

Signatures on Repurchase Request Forms must be guaranteed by a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP) (each, an “Eligible Institution”) when the authorized signer(s) of the Repurchase Request Form instruct the Fund to send tender proceeds to an address or account other than the broker/custodian address or account of record.

Backup Federal Income Tax Withholding. Backup withholding tax will be imposed on the gross proceeds paid to a tendering U.S. Shareholder (as defined in Section 7) unless the U.S. Shareholder provides to the Depositary its correct U.S. taxpayer identification number, certifies that it is exempt from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Therefore, each tendering U.S. Shareholder must complete and sign an Internal Revenue Service (“IRS”) Form W-9 prior to the payment so as to provide the information and certification necessary to avoid backup withholding, unless such U.S. Shareholder otherwise establishes to the satisfaction of the Depositary that such U.S. Shareholder is not subject to backup withholding. Certain U.S. Shareholders (including, among others, most corporations) are not subject to these backup withholding requirements. In addition, Non-U.S. Shareholders (as defined in Section 7) are subject to these withholding requirements. In order for a Non-U.S. Shareholder to qualify as an exempt recipient, that Non-U.S. Shareholder generally must submit an applicable IRS Form W-8 (generally, an IRS Form W-8BEN, W-8BEN-E or W-8ECI).

For a discussion of certain federal income tax consequences to tendering U.S. Shareholders, see Section 7.

Withholding for Non-U.S. Shareholders. Non-U.S. Shareholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. Even if a Non-U.S. Shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold U.S. federal income tax equal to 30% of the gross payments payable to a Non-U.S. Shareholder or its agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Shareholder). In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN (for individuals) or Form W-8BEN-E (for entities) (or other applicable IRS Form W-8). In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a Shareholder’s status as a Non-U.S. Shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8BEN, W-8BEN-E or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Shareholder satisfies certain requirements or is otherwise able to establish that no tax or a reduced amount of tax is due (See Section 7). Backup withholding generally will not apply to amounts subject to the 30% (or a treaty-reduced) rate of withholding.

In addition, a Non-U.S. Shareholder (other than an individual) may be subject to a 30% withholding tax under Chapter 4 of the Internal Revenue Code of 1986, as amended (the “Code”), commonly referred to as “FATCA,” unless such Non-U.S. Shareholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E. If the Depositary withholds any amounts under FATCA, such amounts will be credited against any withholding due for U.S. federal income tax.

All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Fund, the Investment Manager, the Subadvisers, the Information Agent, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offer (including the Repurchase Request Form and instructions thereto) will be final and binding.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) a properly completed and duly executed Repurchase Request Form (or facsimile thereof) for such Shares and (ii) any other documents required by the Repurchase Request Form. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Shareholder and the Fund upon the terms and subject to the conditions of the Offer.

The method of delivery of all required documents is at the election and risk of each tendering Shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

4. Rights of Withdrawal. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Termination Date (September 14, 2026), unless extended.

To be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who executed the particular Repurchase Request Form, the number and class of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

Signature guarantees will be required in the following situations:

•	Tender amount is $100,000.00 or more.

•	Sending payment to an address or bank account not on file at Ultimus.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. None of the Fund, the Investment Manager, the Subadvisers, the Information Agent, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 of this Offer to Purchase at any time prior to the Termination Date.

If the Fund is delayed in its acceptance for payment of Shares, or it is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4.

5. Source and Amount of Funds; Effect of the Offer. The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the numbers tendered and the price will be based on the NAV per Share on the Valuation Date.

The Fund expects to fund the purchase of shares accepted for tender in the Offer through cash on hand, borrowings under its credit facility and/or sales of securities in the Fund’s investment portfolio. The Fund, through FLEX Subsidiary LLC as borrower, has entered into a revolving credit facility (the “Credit Agreement”) with JPMorgan Chase Bank, N.A, as the administrative agent and lender. FLEX Subsidiary LLC is a direct, wholly-owned subsidiary of the Fund and is organized as Delaware limited liability company. The maximum capital commitment amount under the Credit Agreement is $125 million, with increases up to $50 million with subsequent credit approval, all subject to availability under the borrowing base and restrictions imposed on borrowings under the 1940 Act. The Credit Agreement is secured by a pledge of equity interests in each of the Fund’s subsidiaries owning borrowing base properties (each a guarantor under the Credit Agreement). The Credit Agreement includes customary affirmative and negative covenants and consent rights granted to the lenders, as well as usual and customary events of default for revolving credit facilities of this nature. The Credit Agreement’s maturity date is March 31, 2028. While the Fund may borrow under the Credit Agreement for temporary purposes (and generally pay off any such temporary loan amounts with property level financing or incoming subscriptions), some or all of the outstanding loan amounts are expected to remain outstanding. The Fund does not have any current plans to finance or repay any such outstanding loan amounts.

Payments for repurchased Shares may require the Fund to sell its more liquid, higher quality portfolio securities and/or liquidate portfolio securities earlier than a Subadviser otherwise would liquidate such holdings, potentially resulting in losses and/or reduced tax efficiency and increasing the Fund’s portfolio turnover. The Subadvisers intend to take measures to attempt to avoid or reduce such potential losses and turnover. Depending on the dollar amount of the Shares tendered and the prevailing economic and market conditions, the Fund may, but need not, maintain cash or the Fund may, in its discretion, seek to borrow money under the Credit Agreement to fund all or a portion of any repurchase. Any such borrowing could increase the Fund’s operating expenses and impact the ability of the Fund to achieve its investment objective.

The Offer may have certain adverse consequences for tendering and non-tendering Shareholders.

Effect on NAV and Consideration Received by Tendering Shareholders. If the Fund were required to sell a substantial amount of assets to raise cash to finance the Offer, the market prices of portfolio securities being sold and/or the Fund’s remaining portfolio securities may decline and hence the NAV per Share may decline. If a decline occurs in the value of the Fund’s assets, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Termination Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Valuation Date, if such a decline continued up to the Valuation Date, unless extended, the consideration received by tendering

Shareholders would be reduced. In addition, the sale of assets will cause the Fund to incur increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of assets that are less than their valuations by the Fund. Accordingly, obtaining the cash to consummate the Offer may result in a decrease in the Fund’s NAV per Share, thereby reducing the amount of proceeds received by tendering Shareholders and the NAV per Share for non-tendering Shareholders.

The Fund may sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund will provide payment to each Shareholder whose Shares have been accepted for repurchase an amount equal to at least 95% of the value of the repurchased Shares, determined as of the Valuation Date in the manner specified above, within 65 days of the Termination Date. Because the Fund will not know the net asset value per Share tendered until the Valuation Date, the Fund will not know until the Valuation Date the amount of cash required to pay for such Shares. If on or prior to the Termination Date, the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

Recognition of Capital Gains by the Fund. As noted, the Fund may be required to sell portfolio securities to finance the Offer. If the Fund’s tax basis for the portfolio security sold is less than the sale proceeds, the Fund will recognize capital gain. The Fund would expect to declare and distribute any such gains to Shareholders of record (reduced by net capital losses recognized during the fiscal year, if any, and any net capital loss carryforwards). In addition, some of the distributed capital gains may be recognized on portfolio securities held for one year or less, which distributions would generate income taxable to the non-tendering Shareholders at ordinary income rates. This recognition and distribution of gains, if any, would have certain negative consequences; first, Shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of distributions than otherwise would be the case; second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of March 31, 2026, on a book basis, the Fund had net unrealized appreciation of approximately $375 million and realized capital gains of approximately $39 million.

Tax Consequences of Repurchases to Shareholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Shareholders and may have tax consequences for non-tendering Shareholders. See Section 7 of this Offer to Purchase.

6. Purpose of the Offer; Plans or Proposals of the Fund. The Board of Trustees of the Fund has authorized a tender offer to purchase for cash outstanding Shares representing up to 5.0% of the Fund’s aggregate net asset value as of June 30, 2026 ($106,736,293) at price a per Share equal to the net asset value per Share as of the close of the customary trading session (normally 4:00 p.m. New York City time) on the NYSE on the Valuation Date (or if the Offer is extended, on the date to which the Offer is extended), upon specified terms and subject to conditions as set forth in the tender offer documents. Shares are not traded on any established trading market. In accordance with the rules promulgated by the SEC, the Fund may accept for purchase additional outstanding Shares representing up to 2.0% of the Fund’s aggregate net asset value without amending or extending the Offer.

The purpose of the Offer is to provide liquidity to Shareholders, as contemplated by and in accordance with the procedures set forth in the Prospectus. Because there is no secondary trading market for Shares, the Fund has determined, after consideration of various matters, including but not limited to those set forth in the Prospectus, that the Offer is in the best interests of Shareholders in order to provide liquidity for Shares as contemplated in the Prospectus. The Fund intends to consider the continued desirability of making an offer to purchase Shares on a quarterly basis, but the Fund is not required to make any such offer.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Shareholders that do not tender Shares. Shareholders that retain their Shares may be subject to increased risks due to a reduction in the Fund’s aggregate assets resulting from payment for the Shares tendered. These risks include the potential for greater volatility due to possible decreased diversification. However, the Fund believes that this result is unlikely given the nature of the Fund’s investment program. A reduction in the aggregate assets of the Fund may result in Shareholders that do not tender Shares bearing higher costs to the extent that certain expenses borne by the Fund are relatively stable and may not decrease if assets decline.

Any Shares acquired by the Fund pursuant to the Offer will be retired automatically and will have the status of unissued shares.

Except as set forth herein, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund’s present dividend policy, or indebtedness or capitalization of the Fund; (d) changes to the present Board of Trustees or management of the Fund, including changes to the number or the term of members of the Board of Trustees, the filling of any existing vacancies on the Board of Trustees or changes to any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (g) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (h) any changes in the Fund’s Articles of Incorporation, By-Laws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

The Fund may use leverage to provide additional funds to support its investment activities and may add leverage to its portfolio through the issuance of preferred stock in an aggregate amount of up to 50% of the Fund’s (less all liabilities and indebtedness not represented by 1940 Act leverage) total assets immediately after such issuance. See the Prospectus, “Leverage”, for more information.

NONE OF THE FUND, ITS BOARD OF TRUSTEES, THE INVESTMENT MANAGER OR THE SUBADVISERS, MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH SHAREHOLDER’S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THIS OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

7. Certain Federal Income Tax Consequences of the Offer. The following discussion describes certain U.S. federal income tax consequences of tendering Shares in the Offer. Except where noted, it deals only with Shares held as capital assets and does not deal with special situations, such as those of dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, tax-exempt organizations, insurance companies, U.S. expatriates, persons liable for the alternative minimum tax, persons holding Shares as a part of a hedging, conversion or constructive sale transaction or a straddle or U.S. Shareholders whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (potentially with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not address the effects of the Medicare contribution tax on net investment income, special tax accounting rules that apply to certain accrual basis taxpayers under Section 451(b) of the Code or any state, local, non-U.S. or other tax considerations that may be relevant to

Shareholders in light of their particular circumstances. Shareholders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in the Offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Shares, you should consult your tax advisors.

As used herein, a U.S. Shareholder means a Shareholder that is (i) an individual who is a citizen or resident of the U.S., (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Shareholder” is a Shareholder that is neither a U.S. Shareholder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

U.S. Shareholders. An exchange of Shares for cash in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a tendering U.S. Shareholder will, depending on such Shareholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from the Fund. Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a sale or exchange if the receipt of cash by the Shareholder: (a) results in a complete termination of the Shareholder’s interest in the Fund, (b) results in a substantially disproportionate redemption with respect to the Shareholder, or (c) is not essentially equivalent to a dividend with respect to the Shareholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of Shares pursuant to the Offer generally will result in a “substantially disproportionate” redemption with respect to a Shareholder if the percentage of the Fund’s then outstanding voting stock owned by the Shareholder immediately after the sale is less than 80% of the percentage of the Fund’s voting stock owned by the Shareholder determined immediately before the sale. The sale of Shares pursuant to the Offer generally will be treated as “not essentially equivalent to a dividend” with respect to a Shareholder if the reduction in the Shareholder’s proportionate interest in the Fund’s stock as a result of the Fund’s purchase of Shares constitutes a “meaningful reduction” of the Shareholder’s interest. If any of the above three tests for sale or exchange treatment is met, a U.S. Shareholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Shareholder’s adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss. Gain or loss will be determined separately for blocks of Shares acquired at different times or at different prices. The maximum tax rate applicable to capital gains recognized by individuals and other non-corporate taxpayers is (i) the same as the maximum ordinary income rate, in the case of capital assets held for one year or less or (ii) 20%, in the case of capital assets held for more than one year. The deductibility of capital losses is subject to limitations.

If the requirements of Section 302(b) of the Code are not met, amounts received by a Shareholder that sells Shares pursuant to the Offer will be taxable to the Shareholder as a dividend to the extent of such Shareholder’s allocable share of the Fund’s current or accumulated earnings and profits. To the extent that amounts received exceed such Shareholder’s allocable share of the Fund’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such Shareholder’s Shares, and any amounts in excess of the Shareholder’s adjusted basis will constitute taxable gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Shareholder.

If the payment for any purchase of Shares pursuant to the Offer is treated as a taxable dividend to the selling Shareholder rather than as an exchange, the other Shareholders, including the non-tendering U.S. Shareholders, could be deemed to have received taxable stock distributions under certain circumstances. Shareholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.

Non-U.S. Shareholders. U.S. federal income taxation of a Non-U.S. Shareholder with respect to an exchange of Shares for cash pursuant to the Offer will depend on the tax characterization of the transaction, determined in the same manner as discussed above for U.S. Shareholders. The tax treatment of a Shareholder’s receipt of cash pursuant to the Offer depends upon facts which may be unique as to each Shareholder. Therefore, because the Depository may not be able to determine if a particular Non-U.S. Shareholder qualifies for sale or exchange treatment under Section 302(b) of the Code, the Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Shareholder or its agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN (for individuals) or Form W-8BEN-E (for entities) (or other applicable IRS Form W-8). In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Shareholder), a Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a Shareholder’s status as a Non-U.S. Shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8BEN, W-8BEN-E or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Shareholder meets one of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% (or a treaty-reduced) rate of withholding. Non-U.S. Shareholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

If the payment for any purchase of Shares pursuant to the Offer is treated as a taxable dividend to the selling Shareholder rather than as an exchange, the other Shareholders, including the non-tendering Non-U.S. Shareholders, could be deemed to have received taxable stock distributions under certain circumstances. Shareholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.

In addition, a Non-U.S. Shareholder (other than an individual) may be subject to a 30% withholding tax under FATCA unless such Non-U.S. Shareholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E. If the Depositary withholds any amounts under FATCA, such amounts will be credited against any withholding due for U.S. federal income tax.

Backup Withholding. See Section 3 with respect to the application of backup withholding on payments made to Shareholders.

The tax discussion set forth above is included for general information only. Each Shareholder is urged to consult its own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and non-U.S. tax laws.

8. Selected Financial Information. The audited financial statements of the Fund for the fiscal period ended March 31, 2026 appear in the Fund’s Annual Report to Shareholders for the period ended March 31, 2026 (the “2026 Annual Report”). The 2026 Annual Report has previously been provided to Shareholders of the Fund and is incorporated by reference herein. The unaudited, semi-annual financial statements of the Fund for the period ended September 30, 2025 appear in the Fund’s Semi-Annual Report to Shareholders for the period ended September 30, 2025 (the “2025 Semi-Annual Report”). The 2025 Semi-Annual Report and the 2026 Annual Report can be obtained for free at the website of the Securities and Exchange Commission (the “SEC”) (http://www.sec.gov).

9. Certain Information Concerning the Fund, the Investment Manager and the Subadvisers. The Fund is a closed-end, non-diversified management investment company organized as a Delaware statutory trust. The Fund commenced investment operations on December 20, 2024. Unlike most closed end funds, the Fund’s Shares are not listed on a national securities exchange. Instead, the Fund expects to provide Shareholders with limited liquidity through tender offers for Shares. The Fund’s primary investment objective is to seek long-term capital appreciation. The Fund seeks to achieve its investment objectives by investing, under normal market conditions, at least 80% of its net assets (plus the amount of borrowings for investment purposes) in a portfolio of private equity and other private assets (collectively, “Private Assets”). The Fund has the flexibility to invest in Private Assets across asset types, including but not limited to buyout, growth, venture, credit, mezzanine, infrastructure, energy and other real assets (i.e., assets that have physical properties, such as natural resources, infrastructure and commodities), subject to compliance with its investment strategies and restrictions and applicable law, including the 1940 Act. The principal executive offices and business address of the Fund are located at One Madison Avenue, New York, New York 10010. The Fund’s business telephone number is 1-888-777-0102.

The Fund’s investment manager, Franklin Templeton Fund Adviser, LLC (“FTFA” or “Investment Manager”) is an indirect, wholly owned subsidiary of Franklin Resources, Inc. (“Franklin Resources”) (Effective August 17, 2026, Franklin Resources will be renamed “Franklin Templeton Inc.”) and the Fund’s sub-adviser, Lexington Advisors LLC (“Lexington”) is an indirect, majority-owned subsidiary of Franklin Resources. In addition, the Fund’s other sub-adviser, Franklin Advisers, Inc. (“FAV”) is an indirect wholly-owned subsidiary of Franklin Resources. Franklin Distributors, LLC the principal underwriter and distributor of the Shares, is an indirect, wholly-owned broker/dealer subsidiary of Franklin Resources.

The Investment Manager is a limited liability company organized under the laws of Delaware on April 6, 2006 and an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”). The Investment Manager has served as investment manager since the commencement of operations. The principal business address of the Investment Manager is One Madison Avenue, New York, New York, 10010. The Fund’s sub-advisers, Lexington and FAV, are affiliates of the Investment Manager.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The Fund has also filed an Offer to Purchase on Schedule TO with the SEC. Such reports and other information should be available for inspection at the public reference room at the SEC’s office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Fund’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

10. Interests of Trustees, Executive Officers and Associates; Transactions and Arrangements Concerning the Shares. The trustees and executive officers of the Fund and the aggregate number and percentage of the Shares each of them beneficially owns as of June 30, 2026 is set forth in the table below. The address and business telephone number of each of them is in care of the Fund at One Madison Avenue, New York, New York 10010 and 1-888-777-0102, respectively. The aggregate number and percentage of the Shares owned beneficially by Franklin Resources, the Investment Manager and the Subadvisers as of June 30, 2026 are set forth in the table below. The principal business address of Franklin Resources and FAV is One Franklin Parkway, San Mateo, California 94403. The principal business address of the Investment Manager is One Madison Avenue, New York, New York 10010. The principal business address of Lexington is 399 Park Avenue, 20th Floor, New York, New York 10022.

Name and Position	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Interested Trustee:
Jane E. Trust* Trustee, President and Chief Executive Officer	0	0%

Non-Interested Trustees:
Robert D. Agdern Trustee and Member of the Audit, Nominating, Compensation, Pricing and Valuation Committees	0	0%
Carol L. Colman Trustee and Member of the Audit, Nominating, Compensation, Pricing and Valuation Committees	0	0%
Anthony Grillo Trustee and Member of the Audit, Nominating, Compensation, Pricing and Valuation Committees	0	0%
Eileen A. Kamerick Chair and Member of the Audit, Nominating, Compensation, Pricing and Valuation Committees	0	0%
Nisha Kumar Trustee and Member of the Audit, Nominating, Compensation, Pricing and Valuation Committees	0	0%
Peter Mason Trustee and Member of the Audit, Nominating, Compensation, Pricing and Valuation Committees	0	0%
Hillary A. Sale Trustee and Member of the Audit, Nominating, Compensation, Pricing and Valuation Committees	0	0%

Officers:
Christopher Berarducci Treasurer and Principal Financial Officer	0	0%
Fred Jensen Chief Compliance Officer	0	0%
Marc A. De Oliveira Secretary and Chief Legal Officer	0	0%
Thomas C. Mandia Senior Vice President	0	0%
Jeanne M. Kelly Senior Vice President	0	0%

Associates
Franklin Resources, Inc.	4,000	* *
Franklin Templeton Fund Adviser, LLC	0	0%
Lexington Advisors LLC	0	0%
Franklin Advisers, Inc.	0	0%

*	Ms. Trust is an “interested person” as defined in the 1940 Act because she is an officer of the Investment Manager and certain of its affiliates.
**	Less than 1%.

Other than as noted herein, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or trustees, any person controlling the Fund, or any executive officer or trustee of any corporation or other person ultimately in control of the Fund, has effected any transaction in Shares during the past 60 days.

Other than as set forth in the Offer, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or trustees is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

The Fund has been advised that no trustee or officer of the Fund intends to tender Shares. See Section 6 of this Offer to Purchase.

11. Certain Legal Matters; Regulatory Approvals. The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund currently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 12.

12. Certain Conditions to the Offer. Notwithstanding any other provision of the Offer, the Fund will not commence the Offer or, if the Offer has commenced, accept tenders of the Fund’s Shares during any period when (a) such transactions, if consummated, would (i) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the fund level in addition to the taxation of Shareholders who receive distributions from the Fund); (b) there is any (i) legal or regulatory action or proceeding instituted or threatened challenging such transaction, (ii) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System National Market System, (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (iv) limitation affecting the Fund imposed by federal or state authorities on the extension of credit by lending institutions; (v) outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the good faith judgment of the Board of Trustees of the Fund, impractical or inadvisable to proceed with the Offer, or (vi) any other event which, in the sole judgment of the Board of Trustees, would have a material adverse effect on the Fund if the Offer was consummated; or (c) the Board of Trustees of the Fund determines in good faith that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or its Shareholders. The Fund will seek to commence the Offer if it is delayed by the pendency of any of the above described events within 30 days of the termination of such delaying event, as determined by the Fund in its sole discretion.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

Notification shall be provided of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

The Fund has the right to cancel, amend, extend or postpone the Offer at any time before 4:00 pm, New York City time, on the Termination Date, including, without limitation, by increasing or decreasing the Offer Amount, in its sole discretion at any time, subject to applicable laws.

If the Offer is suspended, postponed or cancelled, the Fund will provide notice to Shareholders of such suspension, postponement or cancellation.

13. Fees and Expenses. The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained Ultimus Fund Solutions, LLC to act as Depositary. The Depositary and the Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out of pocket expenses, and will be indemnified against certain liabilities by the Fund.

14. Miscellaneous. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude Shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Shareholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

15. Contacting the Depositary and the Information Agent. The Repurchase Request Form and any other required documents should be sent by each Shareholder of the Fund to the Depositary as set forth on the back cover page of the Offer to Purchase.

The Depositary for the Offer is:

Ultimus Fund Solutions, LLC

By First Class Mail:	By Registered, Certified, or Express or Overnight Courier:

Franklin Templeton c/o Ultimus Fund Solutions, LLC PO Box 46707 Cincinnati, OH 45246-0707	Franklin Templeton c/o Ultimus Fund Solutions, LLC 225 Pictoria Drive, Suite 450 Cincinnati, OH 45246-1617

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Repurchase Request Form and other documents may be directed to the Information Agent at its telephone number and location listed below.

The Information Agent for the Offer is:

Ultimus Fund Solutions, LLC

Shareholders, Banks and Brokers may call toll free:

(833) 455-9817

FRANKLIN LEXINGTON PRIVATE MARKETS FUND

AUGUST 14, 2026